FORM OF FIRST AMENDMENT
TO THE AMENDED AND RESTATED
TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT dated April __, 2022, to the Amended and Restated Transfer Agent Servicing Agreement (the “Agreement”) dated as of October 22, 2022, as amended, is entered into by and between INTREPID CAPITAL MANAGEMENT FUNDS TRUST (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement to update Exhibit A; and
WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.
NOW, THEREFORE, the parties agree as follows:
1.Effective immediately, the Intrepid Disciplined Value Fund shall be removed from Exhibit A.
2.Effective June 6, 2022, Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

INTREPID CAPITAL MANAGEMENT FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Exhibit A to the Amended and Restated Transfer Agent Servicing Agreement
Separate Series of Intrepid Capital Management Funds Trust
Name of Series
Intrepid Capital Fund
Intrepid Small Cap Fund
Intrepid Income Fund